Exhibit 10.2

AMENDED AND RESTATED GUARANTEE AND SECURITY AGREEMENT

dated as of

May 24, 2018

among

CLOUD PEAK ENERGY RESOURCES LLC

the GUARANTORS party hereto

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

SCHEDULES:

Schedule l	Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors
Schedule 2	Other Investment Property Owned by Original Grantors
Schedule 3	Material Commercial Tort Claims
Schedule 4	Material Contracts with Governmental Entities
Schedule 5	Locations of Equipment and Inventory
Schedule 6	Locations of active mine sites or preparation plants and As-Extracted Collateral
Schedule 7	Material Licenses
Schedule 8	Material Coal Supply Agreements

EXHIBITS:

Exhibit A	Security Agreement Supplement
Exhibit B	Copyright Security Agreement
Exhibit C	Patent Security Agreement
Exhibit D	Trademark Security Agreement
Exhibit E	Perfection Certificate

ii

AMENDED AND RESTATED GUARANTEE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED GUARANTEE AND SECURITY AGREEMENT (“Agreement”) dated as of May 24, 2018 among CLOUD PEAK ENERGY RESOURCES LLC, a Delaware limited liability company (the “Borrower”), the GUARANTORS party hereto and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS:

The Borrower has previously entered into that certain Credit Agreement dated as of February 21, 2014 (as heretofore amended, restated, supplemented or modified, the “Existing Credit Agreement”) among the Borrower, the lenders party thereto, the Administrative Agent and the issuing banks party thereto.

In order to guarantee and grant liens pursuant to the Existing Credit Agreement, the Borrower, Guarantors and Administrative Agent previously executed that certain Guarantee and Security Agreement dated as of February 21, 2014 (as heretofore amended, restated, supplemented or modified, the “Existing Guarantee and Security Agreement”).

The parties to the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement in its entirety pursuant to that certain Credit Agreement described in Section 1 hereof, pursuant to which the Borrower intends to borrow funds and obtain letters of credit for the purposes set forth therein, and is willing to secure its obligations under the Loan Documents and under certain Permitted Hedging Agreements through security interests on its assets, all in the manner and to the extent under this Agreement and the other Security Documents.

The Borrower, Guarantors and the Administrative Agent wish to amend and restate the Existing Guaranty and Security Agreement to continue to guarantee and grant Liens as provided for herein.  The parties hereto intend that, other than as to Excluded Assets, the security interest granted by the parties to this Agreement shall secure, guarantee, support and otherwise benefit the Secured Obligations of the Borrower and the Guarantors under the Credit Agreement and the other Loan Documents.

Therefore, to induce the Lenders and the Issuing Banks to make or continue to make loans or issue or participate or continue to issue or participate in letters of credit under the Credit Agreement, and to induce the counterparties to Permitted Hedging Agreements to enter into or maintain them, the Borrower covenants that the foregoing obligations are secured and guaranteed as described above and each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents.

SECTION 1.                         Definitions.

(a)                                 Terms Defined in Credit Agreement.  Terms defined in the Credit Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.  The rules of construction specified in Sections 1.2 of the Credit Agreement also apply to this Agreement.

(b)                                 Terms Defined in UCC.  As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC

Account	9-102

As-Extracted Collateral	9-102

Authenticate	9-102

Certificated Security	8-102

Chattel Paper	9-102

Commercial Tort Claim	9-102

Deposit Account	9-102

Document	9-102

Entitlement Holder	8-102

Entitlement Order	8-102

Equipment	9-102

Financial Asset	8-102 & 103

Fixtures	9-102

General Intangibles	9-102

Instrument	9-102

Inventory	9-102

Investment Property	9-102

Letter-of-Credit Right	9-102

Record	9-102

Securities Intermediary	8-102

Security	8-102 & 103

Security Entitlement	8-102

Supporting Obligations	9-102

Uncertificated Security	8-102

(c)                                  Additional Definitions.  The following additional terms, as used herein, have the following meanings:

“Bankruptcy Code” means the United States Bankruptcy Code, as amended, Title 11, U.S. Code.

“Borrower Secured Obligations” means (i) all principal of all Loans and LC Disbursement reimbursement obligations outstanding from time to time under the Credit Agreement, all interest on such Loans and LC Disbursement reimbursement obligations and all other amounts now or hereafter payable by the Borrower pursuant to the Loan Documents (including, in each case, Post-Petition Interest), and (ii) all obligations (if any) under Secured Hedging Agreements and Secured Cash Management Agreements (including, in each case, Post-Petition Interest), under no circumstances shall Borrower Secured Obligations include any Excluded Hedge Liabilities.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships or other cash management services, including under any Secured Cash Management Agreements, and (d) any Other Lender Provided Financial Service Products.

“Collateral” means all, property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Administrative Agent pursuant to the Security Documents.  When used with respect to a specific Grantor, the term “Collateral” means all of its property on which such a Lien is granted or purports to be granted.

“Collateral Accounts” means the Cash Collateral Accounts (as hereinafter defined in Section 10 below).

“Contingent Secured Obligation” means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:

(i)                                     an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii)                                  an obligation under a Hedging Agreement to make payments that cannot be quantified at such time;

(iii)                               any other obligation (including any guarantee) that is contingent in nature at such time; or

(iv)                              an obligation to provide collateral to secure any of the foregoing types of obligations.

“Contracts” means all written contracts and agreements, including, but not limited to, any coal supply agreements (including the coal supply agreements listed on Schedule 8), equipment leases and transportation contracts, between any Grantor and any other Person as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time, including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto and (iii) all rights of any Grantor to damages arising thereunder.

“Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.

“Copyright License” means any agreement granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence.

“Copyrights” means all the following:  (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), and all registrations and applications for the foregoing including those set forth in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit B (with any changes that the Administrative Agent shall have approved), executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 24, 2018 (as may be amended, restated, extended, supplemented, or otherwise modified in writing from time to time) among Cloud Peak Energy Resources LLC, the Lenders party thereto, the Issuing Banks party thereto, PNC Bank, National Association, as Administrative Agent and Swingline Lender, and PNC Capital Markets, LLC, as Joint Lead Arranger and Joint Bookrunner and The Huntington National Bank, as Joint Lead Arranger and Syndication Agent.

“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102 of the UCC and, in any event, including with respect to any Grantor, all leases, licenses, permits, concessions, franchises and authorizations issued or granted by Governmental Entities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, and all pending applications therefor filed by such Grantor, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, and (iii) all rights of such Grantor to damages arising thereunder.

“Grantors” means the Borrower and the Guarantors.

“Intellectual Property” means all intellectual property now owned or hereafter acquired by any Grantor, including Patents, Copyrights, Licenses, Trademarks, trade secrets and confidential or proprietary technical and business information (including know-how).

“Intellectual Property Filing” means (i) with respect to any Patent, exclusive Patent License, Trademark or exclusive Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, and (ii) with respect to any Copyright or exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, in each case sufficient to record the Transaction Lien granted to the Administrative Agent in such Recordable Intellectual Property.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Material Contract” means any Contract to which any Grantor is a party that is material to Cloud Peak Energy Resources LLC and its subsidiaries, taken as a whole, and in respect of which breach or non-performance, would reasonably be expected to have a Material Adverse Effect.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document in form reasonably satisfactory to the Administrative Agent (taking into account all relevant circumstances, including customary industry practice for coal financings) in each case creating a Lien (to the extent feasible) on real property (including any leasehold interests in real property) and improvements thereto in favor of, the Administrative Agent (or a sub-agent appointed pursuant to Section 20(b)) for the benefit of the Secured Parties and with such changes in the form thereof as the Administrative Agent shall reasonably request for the purpose of conforming to local practice for similar instruments in the jurisdiction where such real property is located.

“Non-Contingent Secured Obligation” means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Effective Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications therefor, including those set forth in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit C (with any changes that the Administrative Agent shall have approved), executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Perfection Certificate” means, with respect to any Grantor, a certificate substantially in the form of Exhibit E (with any changes that the Administrative Agent shall have approved), completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Administrative Agent, and signed by an officer of such Grantor.

“Permitted Liens” means (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 8.2.2 of the Credit Agreement.

“Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.

“Pledged,” when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time.  For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” means any interest, fees and other amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest, fees and other amounts are allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Real Property Collateral” means all real property (including any leasehold interests in real property) and fixed improvements thereto included in the Collateral.

“Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office and any exclusive Patent License with respect to a Patent so registered (excluding (x) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (y) nonexclusive licenses incidental to the purchase of equipment that are generally available to others who purchase the same equipment), (ii) any Trademark registered with the United States Patent and Trademark Office, and any exclusive Trademark License with respect to a Trademark so registered, (iii) any Copyright registered with the

United States Copyright Office and any exclusive Copyright License with respect to a Copyright so registered (excluding (x) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (y) non-exclusive licenses incidental to the purchase of equipment that are generally available to others who purchase the same equipment), and all rights in or under any of the foregoing.

“Release Conditions” means the following conditions for releasing all the Secured Guarantees and terminating all the Transaction Liens:

(i)                                     all Commitments under the Credit Agreement shall have expired or been terminated;

(ii)                                  all Non-Contingent Secured Obligations shall have been paid in full;

(iii)                               no Contingent Secured Obligation with respect to any Letter of Credit shall remain outstanding; provided that the condition in this clause (iii) shall not apply to outstanding Letters of Credit if the Borrower has granted to the Administrative Agent, for the benefit of the Lenders or to the Issuing Bank, as applicable, a security interest in Cash Equivalents acceptable to the Issuing Bank and the Required Lenders (or causes a bank acceptable to the Issuing Bank and the Required Lenders to issue a letter of credit naming the Administrative Agent or to the Issuing Bank, as applicable, as beneficiary or deposits cash collateral pursuant to terms and conditions in the Credit Agreement) in an amount equal to 103% of the LC Exposure (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to the Issuing Bank and, if applicable, the Required Lenders; and

(iv)                              no Contingent Secured Obligation (other than Contingent Secured Obligation with respect to any Letter of Credit) as to which a written claim has been asserted on or prior to the date of such release shall remain outstanding.

“Secured Agreement” when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Borrower, obligations of a Guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is (i) between the Borrower or any Restricted Subsidiary and a Person who was a Lender Party or an Affiliate of a Lender Party at the time such agreement was entered into and (ii) designated by the Borrower as an “Additional Secured Obligation” pursuant to Section 23.

“Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Borrower Secured Obligations under Section 2 hereof or Section 1 of a Security Agreement Supplement.

“Secured Hedging Agreements” means a Permitted Hedging Agreement that is (i) between a Credit Party and a Person who was a Lender Party or an Affiliate of a Lender Party at the time such Permitted Hedging Agreement was entered into and (ii) designated by the Borrower as an “Additional Secured Obligation” pursuant to Section 23.

“Secured Obligations” means (i) in the case of the Borrower, the Borrower Secured Obligations and (ii) in the case of each Guarantor, all of its obligations under its Secured Guarantee, including any Post-Petition Interest, provided, however, under no circumstances shall Secured Obligations of any Grantor include any Excluded Hedge Liabilities of such Grantor.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Administrative Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 22 and/or adding additional property to the Collateral.

“Security Documents” means this Agreement, the Security Agreement Supplements, the Mortgages, the Intellectual Property Security Agreements and all other supplemental or additional security agreements, control agreements, mortgages or similar instruments delivered pursuant to the Loan Documents.

“Subsidiary Guarantor” means each Subsidiary listed on the signature pages of this Agreement under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a Guarantor pursuant to Section 22 of this Agreement.

“Trademark License” means any agreement granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, and trade dress, (ii) the goodwill of the business symbolized by or associated with each of the foregoing, (iii) all registrations and applications to register any of the foregoing, including those set forth in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Grantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Transaction Liens” means the Liens granted by the Grantors under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Guarantors” means (a) each Domestic Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Subsidiary that shall, at any time after the date hereof, become a “Guarantor” pursuant to Section 22, and (b) Holdings at the time it becomes a “Guarantor” pursuant to Section 22.

SECTION 2.                         Guarantees by Guarantors.

(a)                                 Secured Guarantees.  Each Guarantor unconditionally and irrevocably guarantees the full and punctual payment of each Borrower Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise).  If the Borrower fails to pay the Borrower Secured Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b)                                 Secured Guarantees Unconditional.  The obligations of each Guarantor under its Secured Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                                     any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement, by operation of law or otherwise;

(ii)                                  any modification or amendment of or supplement to any Secured Agreement;

(iii)                               any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;

(iv)                              any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Guarantor or any other Person under any Secured Agreement;

(v)                                 the existence of any claim, set-off or other right that such Guarantor may have at any time against the Borrower, any other Guarantor, any Secured Party or any other Person, whether in connection with the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)                              any invalidity or unenforceability relating to or against the Borrower, any other Guarantor or any other Person for any reason of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by the Borrower, any other Guarantor or any other Person; or

(vii)                           any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.

(c)                                  Release of Secured Guarantees.

(i)                                     All the Secured Guarantees will be released when all the Release Conditions are satisfied.  If at any time any payment of the Borrower Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, the Secured Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(ii)                                  If all the capital stock of a Guarantor or all the assets of a Guarantor are sold to a Person other than Holdings, the Borrower or one of its Subsidiaries in a transaction permitted by the Credit Agreement (any such sale, a “Sale of Guarantor”), such Guarantor shall be automatically released from its Secured Guarantee and any and all obligations thereunder.  Such release shall not require the consent of any Secured Party (including the Administrative Agent), and the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to whether any particular sale constitutes a Sale of Guarantor.

(iii)                               In addition to any release permitted by subsection (ii), the Administrative Agent may release any Secured Guarantee with the prior written consent of the Required Lenders; provided that any release of all or substantially all the Secured Guarantees shall require the consent of all the Lenders.

(d)                                 Waiver by Guarantors.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor or any other Person.

(e)                                  Subrogation.  A Guarantor that makes a payment with respect to the Borrower Secured Obligation hereunder shall be subrogated to the rights of the payee against the applicable Borrower with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Borrower, or by reason of contribution against any other Guarantor of the Borrower Secured Obligation, until all the Release Conditions have been satisfied.

(f)                                   Stay of Acceleration.  If acceleration of the time for payment of any Secured Obligation by the Borrower is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent.

(g)                                  Right of Set-Off.  If any Secured Obligation is not paid promptly when due, each of the Secured Parties and their respective Affiliates is authorized, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but in no event any escrow accounts) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Guarantor against the obligations of such Guarantor under its Secured Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured.  The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.

(h)                                 Continuing Guarantee.  Each Secured Guarantee is a continuing guarantee, shall be binding on the relevant Guarantor and its successors and assigns, and shall be enforceable by the Administrative Agent or the Secured Parties.  If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights under each Secured Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation subject to the limitations set forth in the definitions for “Secured Hedging Agreements” and “Secured Cash Management Agreements”.

(i)                                     Limitation on Obligations of Subsidiary Guarantor.  Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable state law.

SECTION 3.                         Grant of Transaction Liens.

(a)                                 The Borrower and each Guarantor, in each case in order to secure its Secured Obligations, grants to the Administrative Agent for the benefit of the Secured Parties and hereby reconfirms its grant to the Administrative Agent, for the benefit of the Secured Parties of, a continuing security interest in all the following property of the Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)                                     all Accounts;

(ii)                                  all As-Extracted Collateral;

(iii)                               all Chattel Paper,

(iv)                              all cash and Deposit Accounts;

(v)                                 the Commercial Tort Claims described in Schedule 3;

(vi)                              all Contracts;

(vii)                           all Documents;

(viii)                        all Equipment;

(ix)                              all Fixtures;

(x)                                 all General Intangibles;

(xi)                              all Instruments;

(xii)                           all Intellectual Property;

(xiii)                        all Inventory;

(xiv)                       all Investment Property;

(xv)                          all Letter-of-Credit Rights;

(xvi)                       all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;

(xvii)                    such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, and (3) all cash held in its Collateral Accounts from time to time; and

(xviii)                 all Proceeds of the Collateral described in the foregoing clauses (i) through (xvii);

provided that the following property is excluded from the foregoing security interests:  (A) motor vehicles or any other property that is covered by a certificate of title, the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) Equity Interests in the Excluded Subsidiaries (other than Foreign Subsidiaries and Disregarded Domestic Persons which the parties acknowledge are addressed in clause (F) below) and Wyoming Quality Healthcare Coalition, (C) capital credits relating to the membership interests of Cordero Mining LLC in the Tri-County Electric Association, Inc., a Wyoming power cooperative; and Powder River Energy Corporation, a Wyoming power cooperative, (D) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties that are not Credit Parties, after giving effect to the Uniform Commercial Code of any applicable jurisdiction and other applicable law, (E) Equity Interests in Immaterial Subsidiaries, (F)  Equity Interests in Foreign Subsidiaries or Disregarded Domestic Persons other than 66% of each class of the voting Equity Interests and 100% of the non-voting Equity Interests of such first-tier Foreign Subsidiaries and Disregarded Domestic Persons, (G) margin stock, (H) properties to the extent a security interest therein would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (I) all foreign Intellectual Property, (J) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (K) properties that are subject to Liens that are referred to in Section 8.2.2(v) or 8.2.2(xi) of the Credit Agreement so long as the beneficiary of such Lien prohibits the Transaction Lien, (L) properties to the extent the creation of a security interest therein is limited as provided in clause (b)(i) below, and (M) properties to the extent that (but only to the extent that, and only for so long as) the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent, approval, license or authorization not obtained of any Governmental Entity pursuant to any applicable law or regulation, or is prohibited by, or constitutes a change in control, breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, permit, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such law or regulation or the term in such contract, license, permit, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, change of control, breach, default or termination or requiring such consent is ineffective under applicable law (including without limitation Sections 9-406, 9-407, 9-408 and 9-409 of the UCC in any applicable jurisdiction, the Bankruptcy Code and any similar state insolvency laws, or general principles of equity) to prevent the creation or attachment of the security interests granted hereunder; and provided further that the security interests granted hereunder shall include the right of the applicable Grantor to receive all proceeds derived from or in connection with the sale, assignment or transfer of the foregoing in items (A) through (M) of the immediately preceding proviso but only to the extent that, and only for so long as, such proceeds are not properties that would be excluded under any of the foregoing clauses (A) through (M).  Each Grantor shall upon request of the Administrative Agent use all commercially reasonable efforts to obtain any such required consent that is reasonably obtainable, provided that it is understood that (I) no such efforts shall be required with respect to (x) any joint venture agreement with respect to a Person that is not a Restricted Subsidiary, (y) any permit issued by, and any LBM, LBA or other coal lease entered into or granted by, a Governmental Entity or (z) as in effect on the Effective Date, any private coal lease or any coal purchase or coal supply contract and that (II) use of “commercially reasonable efforts” to permit or obtain consent to any such assignment with respect to any private coal lease or any coal purchase or coal supply contract entered into after the Effective Date shall not be deemed to require any Grantor to agree to commercial terms that, in the aggregate, such Grantor determines in good faith are materially less advantageous to such Grantor in relation to the overall terms of such agreement.  Notwithstanding anything in this Agreement or any other Security Document to the contrary, (i) this Agreement shall not, at any time, constitute a grant of a security interest in, or an assignment of, and “Collateral” shall not include any Letter -of -Credit Rights to the extent a Grantor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose and (ii) remedies with respect to Collateral as to which creation and perfection is governed by a Mortgage but also included in the definition of Collateral under this Agreement shall be governed by the provisions of the applicable Mortgage.

(b)                                 Notwithstanding the foregoing or anything herein to the contrary, (i) the creation (other than by this Agreement) or perfection of pledges of or security interests in particular assets will not be required if, and for so long as, the cost and burden to such Grantor of creating or perfecting such pledges or security interests in such assets is excessive in view of the benefits to be obtained by the Secured Parties therefrom, as reasonably determined by the Borrower and the Administrative Agent, (ii) the creation (other than by this Agreement) or perfection of pledges of or security interests in particular assets will not be required if, and for so long as, the creation or perfection of such security interests would require a foreign law governed security or pledge agreement and (iii) no Grantor shall be required (A) to take steps to perfect the security interest in cash and cash equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets) (other than the filing a financing statement under the Uniform Commercial Code of any applicable jurisdiction to the extent such security interest can be perfected by such filing), (B) to take steps to perfect the security interests granted hereunder by indicating such security interest on the certificate of title for any motor vehicle asset or other asset that is covered by a certificate of title, (C) to take steps to perfect the security interest in Letter-of-Credit Rights (other than the filing a financing statement under the Uniform Commercial Code of any applicable jurisdiction to the extent such security interest can be perfected by such filing), (D) to seek any consent with respect to the matters referred to in the penultimate sentence of clause (a) above except on the conditions and subject to the terms set forth in such sentence, (E) to take steps to perfect the security interests granted hereunder in any commercial tort claims, or (F) to take steps to perfect the security interests granted hereunder in any property which perfection is achieved through any control agreement.

(c)                                  With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(d)                                 The Transaction Liens are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 4.                         General Representations and Warranties.  Each Grantor represents and warrants that:

(a)                                 Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b)                                 With respect to each Original Grantor, Schedule 1 lists all Equity Interests in Subsidiaries and Affiliates owned by such Grantor as of the Effective Date.

(c)                                  With respect to each Original Grantor, Schedule 2 lists, as of the Effective Date, all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates).

(d)                                 With respect to each Original Grantor, Schedule 4 lists, as of the Effective Date, all Material Contracts with Governmental Entities to which such Original Grantor is a party other than those described in the Borrower’s 10-K or 10-Q filings with the SEC.

(e)                                  As of the Effective Date, except for those locations listed on Schedule 5 where (i) mining equipment may be, from time to time, in the possession of a third party in order to be repaired or rebuilt or (ii) coal inventory may be, from time to time, stored on a temporary basis prior to being transported to customers, none of the Equipment or Inventory that is included in the Collateral is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

(f)                                   With respect to each original Grantor, Schedule 7 lists, as of the Effective Date, each Material Contract to which such Original Grantor is party that is a License.

(g)                                  All Pledged Equity Interests owned by such Grantor in its Subsidiaries are owned by it free and clear of any Lien other than (i) any inchoate tax liens and (ii) Permitted Liens.  All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable.  None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person.  Such Grantor is not and will not become a party to or otherwise bound by any agreement (except the Loan Documents and the Transaction Documents and except as otherwise permitted under the Credit Agreement) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.

(h)                                 Such Grantor has good and valid title to all its Collateral that is material to its business, except where the failure to have such title or interest does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All the Collateral is free and clear of any Lien other than Permitted Liens.

(i)                                     No effective financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens.  As of the Effective Date, no Collateral owned by such Grantor is in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than in connection with Permitted Liens.

(j)                                    The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Grantor on a later date first obtains rights thereto or obtains a consent or removes another applicable restriction on granting a security interest thereon, then on such later date) and (iii) when so attached, will secure all of such Grantor’s Secured Obligations.

(k)                                 Subject to the limitations set forth therein, when the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the Effective Date will have been validly created and will secure all such Grantor’s Secured Obligations.  When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.

(l)                                     Such Grantor has delivered a Perfection Certificate to the Administrative Agent.  With respect to each Original Grantor, information set forth therein is correct and complete in all material respects as of the Effective Date.

(m)                             UCC financing statements describing the Collateral as “all personal property” have been filed in the offices in the jurisdiction of formation specified in such Perfection Certificate and the Transaction Liens constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens.  In addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 5(a) and 7(a)) and the Transaction Liens constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except for Permitted Liens.  Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings (iii) the due recordation of the Mortgages, (iv) notices of the Transactions required under the Mining Permits (including to the Bureau of Alcohol, Tobacco and Firearms) and Environmental Permits regarding a change in control that were or will be given to the applicable Governmental Entity on or prior to the date by which such notices were or are due, and (v) steps which are, pursuant to Section 3(b) above, not required, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens.

(n)                                 Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors to the same extent as required for the Liens granted on the Effective Date.

(o)                                 Such Grantor’s Collateral is insured as required by the Credit Agreement.

(p)                                 All of such Grantor’s Inventory has or will have been produced in compliance with the applicable material requirements of the Fair Labor Standards Act, as amended.

SECTION 5.                         Further Assurances; General Covenants.  Each Grantor covenants as follows:

(a)                                 Such Grantor will, from time to time, at the Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary or desirable, or that the Administrative Agent may request, in order to:

(i)                                     create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral, subject, in each case to the exceptions and exclusions in the Loan Documents and to the same extent as required for the Liens granted on the Effective Date;

(ii)                                  in the case of Certificated Securities, cause the Administrative Agent to have Control thereof;

(iii)                               enable the Administrative Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iv)                              enable, to the extent possible, the Administrative Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral, subject, in each case to the exceptions and exclusions in the Loan Documents.

Such Grantor authorizes the Administrative Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Administrative Agent may deem necessary or desirable for the purposes set forth in the preceding sentence.  Each Grantor also ratifies its authorization for the Administrative Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof for the purposes set forth in the preceding sentence.  The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.  The Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)                                 Such Grantor will not (i) change its name or organizational form or structure or (ii) change its jurisdiction of organization, unless at least 30 days (or such shorter time period acceptable to the Administrative

Agent) before it takes any such action it informs the Administrative Agent and takes all steps reasonably requested by the Administrative Agent (at the Borrower’s or such Grantor’s sole cost and expense) which are necessary to maintain the perfection and status of the Transaction Liens.

(c)                                  Such Grantor will not sell, lease, exchange, assign or otherwise Dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless doing so would violate a covenant in the Credit Agreement.  Concurrently with any sale, lease or other Disposition (except a Disposition to another Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or Disposed of (but not in any Proceeds arising from such sale or Disposition) will cease immediately without any action by the Administrative Agent or any other Secured Party.  The Administrative Agent will promptly, at the Borrower’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or Disposed of is no longer subject to a Transaction Lien.

(d)                                 Such Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence concerning such Grantor’s Collateral that the Administrative Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

SECTION 6.                         As-Extracted Collateral.  If any Grantor acquires any interest in any preparation plant or any As-Extracted Collateral, then, in each case, unless such preparation plant is included on Schedule 6 hereto, such Grantor will (i) provide notice thereof to the Administrative Agent within 20 days of such acquisition, together with a supplement to Schedule 6 reflecting such acquisition, (ii) deliver to the Administrative Agent a fully completed financing statement in appropriate form for filing covering such As-Extracted Collateral (which financing statements shall include the name of the record owner of the real estate if other than the Grantor and real estate descriptions sufficient to enable the Administrative Agent to record the financing statements in the appropriate real property records) and (iii) reimburse the Administrative Agent for all related filing fees and any recording or stamp taxes due in connection with such filings.

SECTION 7.                         Recordable Intellectual Property.  Each Grantor covenants as follows:

(a)                                 On the Effective Date (in the case of an Original Grantor) or such later date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will sign and deliver to the Administrative Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it.  At the request of the Administrative Agent, Grantor will sign and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement covering any acquired material Recordable Intellectual Property for which notice has been provided to the Administrative Agent in accordance with Section 7(b)(i) hereof, and the provisions of this Agreement shall automatically apply thereto.

(b)                                 Such Grantor will notify the Administrative Agent (i) in accordance with Section 11.5 of the Credit Agreement if it acquires any material Recordable Intellectual Property after the Effective Date, and (ii) as soon as reasonably practicable if any material Recordable Intellectual Property owned by such Grantor is abandoned or dedicated to the public, or if there is any proceeding instituted in the United States Copyright Office, the United States Patent and Trademark Office or any court, that challenges such Grantor’s ownership of such material Recordable Intellectual Property.  If any of such Grantor’s rights to any material Recordable Intellectual Property are infringed, misappropriated or diluted by a third party such that there is a Material Adverse Effect, such Grantor will notify the Administrative Agent thereof as soon as is reasonably practicable.

(c)                                  Upon the occurrence and during the continuance of an Event of Default upon the Administrative Agent’s request, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.

SECTION 8.                         Investment Property.  Each Grantor represents, warrants and covenants as follows:

(a)                                 Certificated Securities.  On the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Administrative Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor.  Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will, as promptly as practicable, deliver such certificate to the Administrative Agent as Collateral hereunder.  The provisions of this subsection shall not apply to any Excluded Assets.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Perfection as to Certificated Securities.  When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Administrative Agent and complies with Section 8(j) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (other than Permitted Liens), (ii) the Administrative Agent will have Control of such Pledged Certificated Security and (iii) provided that the Administrative Agent does not have notice of any adverse claim (within the meaning of UCC Section 8-105) to such Pledged Certificated Security, the Administrative Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(f)                                   [Reserved].

(g)                                  [Reserved].

(h)                                 [Reserved].

(i)                                     Agreement as to Applicable Jurisdiction.  In respect of all Security Entitlements owned by such Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.  In respect of all Commodity Contracts owned by such Grantor and all Commodity Accounts in which such Commodity Contracts are carried, the Commodity Intermediary’s jurisdiction (determined as provided in UCC Section 9-305(b)) will at all times be located in the United States.

(j)                                    Delivery of Pledged Certificates.  All Pledged Certificates, when delivered to the Administrative Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Administrative Agent.

(k)                                 Certification of Limited Liability Company and Partnership Interests.  Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Equity Interests in any such limited liability company or such partnership.  To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Administrative Agent pursuant to Section 8(a) and such Grantor shall fulfill all other requirements under Section 8 applicable in respect thereof.

SECTION 9.                         [Reserved].

SECTION 10.                  Cash Collateral Accounts.  If and when required for purposes hereof or of any other Loan Document, the Administrative Agent will establish with respect to each Grantor an account (its “Cash Collateral Account”), in the name and under the exclusive control of the Administrative Agent, into which all amounts owned by such Grantor that are to be deposited therein pursuant to the Loan Documents shall be deposited from time to time.  Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the relevant Grantor shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Administrative Agent may select such Cash Equivalents.  Subject to Section 16, withdrawal of funds on deposit in any Cash Collateral Account shall be permitted if, as and when expressly so provided in or in respect of the applicable provision of the Loan Documents pursuant to which such Cash Collateral Account was required to be established.

SECTION 11.                  Commercial Tort Claims.  Each Grantor represents, warrants and covenants as follows:

(a)                                 In the case of an Original Grantor, Schedule 3 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Effective Date.  In the case of any other Grantor, Schedule 3 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Material Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.

SECTION 12.                  Transfer of Record Ownership.  At any time when an Event of Default under Section 9.1.1 of the Credit Agreement shall have occurred and be continuing, the Administrative Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Administrative Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Administrative Agent or its nominee.  Each Grantor will take any and all actions reasonably requested by the Administrative Agent to facilitate compliance with this Section.  The Administrative Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Administrative Agent with respect to Pledged Securities registered in the name of the Administrative Agent or its nominee.

SECTION 13.                  Right to Vote Securities.

(a)                                 Unless an Event of Default shall have occurred and be continuing and Administrative Agent has provided written notice of its exercise of rights pursuant to Section 13(b) below, each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Administrative Agent will, upon receiving a written request from such Grantor, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Administrative Agent or its nominee or any such Pledged Security Entitlement as to which the Administrative Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Administrative Agent.

(b)                                 If an Event of Default shall have occurred and be continuing, then with written notice to the Borrower, the Administrative Agent will have the exclusive right to the extent permitted by law (and, in the case of a Pledged partnership interest, whether general or limited, or Pledged membership interest or similar interest in a limited liability company, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document) to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Administrative Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Administrative Agent may reasonably request from time to time to give effect to such right.

SECTION 14.                  [Reserved].

SECTION 15.                  Remedies upon Event of Default.

(a)                                 If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b)                                 Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral.  To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Administrative Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale.  Upon any such sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim, or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Administrative Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  The Administrative Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c)                                  Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 18.

(d)                                 For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Administrative Agent may be exercised only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

(e)                                  The foregoing provisions of this Section shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage.

SECTION 16.                  Application of Proceeds.

(a)                                 If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, as set forth in Section 9.2.5 of the Credit Agreement.

provided that Collateral owned by a Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to Section 9.2.5 of the Credit Agreement only to the extent permitted by the limitation in Section 2(i).  The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)                                 If at any time any portion of any monies collected or received by the Administrative Agent would, but for the provisions of this Section 16(b), be payable pursuant to Section 16(a) in respect of a Contingent Secured Obligation, the Administrative Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Administrative Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder).  If the holder of such Contingent Secured Obligation does not notify the Administrative Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution.  If such holder does so notify the Administrative Agent as to the maximum ascertainable amount thereof, the Administrative Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount.  However, the Administrative Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Cash Equivalents.  All such monies and Cash Equivalents and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 16(b) rather than Section 16(a).  The Administrative Agent will hold all such monies and Cash Equivalents and the net proceeds thereof in trust’ until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Administrative Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that if the other Secured Obligations theretofore paid pursuant to the same clause of Section 16(a) (i.e., clause second or third) were not paid in full, the Administrative Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 16(a).  If (i) the holder of such Contingent Secured Obligation shall advise the Administrative Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Administrative Agent still holds any amount held in trust pursuant to this Section 16(b) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Administrative Agent in the order of priorities set forth in Section 16(a).

(c)                                  In making the payments and allocations required by this Section, the Administrative Agent may rely upon information supplied to it pursuant to Section 20(c).  All distributions made by the Administrative Agent pursuant to this Section shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 17.                  Fees and Expenses; Indemnification.

(a)                                 The Borrower will forthwith upon demand pay to the Administrative Agent, subject to the limitations provided in proviso of Section 11.3.1 of the Credit Agreement, within ten (10) days after written demand therefor, the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Administrative Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Administrative Agent of any of its rights or powers under the Security Documents.

(b)                                 If any transfer tax, documentary stamp tax or other similar tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Borrower will pay such tax and provide any required tax stamps to the Administrative Agent or as otherwise required by law.

(c)                                  The Borrower shall indemnify each of the Secured Parties that are not Lender Parties, including any counterparties to Secured Hedging Agreements, to the same extent as it shall indemnify the Lender Parties pursuant to Section 11.3.2 of the Credit Agreement.

SECTION 18.                  Authority to Administer Collateral.  Each Grantor irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(a)                                 to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)                                 to obtain and adjust insurance required to be maintained by such Grantor pursuant to the Credit Agreement,

(c)                                  to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(d)                                 to sell, lease, license or otherwise Dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and

(e)                                  to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.  Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 19.                  Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 20.                  General Provisions Concerning the Administrative Agent.

(a)                                 The provisions of Article 10 of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under certain circumstances as provided in Section 11.1 the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent, the Borrower or a Secured Party.

(b)                                 Sub-Agents and Related Parties.  The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties.  The exculpatory provisions of Section 19 and this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(c)                                  Information as to Secured Obligations and Actions by Secured Parties.  For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Lender Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative thereof) for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.

(d)                                 Refusal to Act.  The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 21.                  Termination of Transaction Liens; Release of Collateral.

(a)                                 At the time the Secured Guarantee of a Guarantor is released pursuant to Section 2(c), (i) the Transaction Liens granted by such Guarantor automatically shall terminate and (ii) all Transaction Liens on the Equity Interests of such Guarantor automatically shall terminate.

(b)                                 At the time (i) any Receivable and property related to such Receivable is sold, pledged or otherwise Disposed of by the Borrower or any Restricted Subsidiary to a Securitization Subsidiary in connection with a transaction permitted by Section 8.2.5 of the Credit Agreement the Transaction Liens on such Receivable and such related property automatically shall terminate and (ii) any other properties or assets of the Borrower or any Guarantor are Disposed of (other than pursuant to a lease) in a transaction that is permitted under Section 8.2.5 of the Credit Agreement, the Transaction Liens on the properties or assets so Disposed of automatically shall terminate.

(c)                                  The Transaction Liens granted by the Borrower and the Guarantors automatically shall terminate when all the Release Conditions are satisfied.

(d)                                 At any time before the Transaction Liens granted by the Borrower terminate, the Administrative Agent may, at the written request of the Borrower, (i) release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Required Lenders, (ii) release all or substantially all the Collateral with the prior written consent of all Lenders or (iii) release any Collateral pursuant to Section 11.15 of the Credit Agreement.

(e)                                  Upon any termination of a Transaction Lien or release of Collateral, the Administrative Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

(f)                                   To the extent that the Liens created by the Existing Security Agreement would encumber any Excluded Assets, such assets are automatically released from the Transaction Lien created by this Agreement.  To the extent any actions were taken prior to the Effective Date to perfect the Liens created by the Existing Security Agreement and which action would not be required as provided under Section 3(b) above, the Administrative Agent shall, at the request of the Borrower and at the sole cost and expense of the Borrower, take such action to release such perfection.

SECTION 22.                  Additional Guarantors and Grantors.  Any Subsidiary and Holdings may become a party hereto by signing and delivering to the Administrative Agent a Security Agreement Supplement, whereupon such Subsidiary (other than an Excluded Subsidiary), shall become a “Guarantor” and a “Grantor” as defined herein.

SECTION 23.                  Additional Secured Obligations.  The Borrower may from time to time designate its obligations under any Permitted Hedging Agreement or Secured Cash Management Agreement as an additional Borrower Secured Obligation for purposes hereof by delivering to the Administrative Agent a certificate signed by a Financial Officer that (i) identifies such Hedging Agreement or Secured Cash Management Agreement, as applicable, specifying the name and address of the other party thereto, the notional principal amount thereof, if applicable,  and the expiration date thereof, (ii) states that the applicable Borrower’s obligations thereunder are designated as Borrower Secured Obligations for purposes hereof and (iii) states with respect to any Hedging Agreement that such Hedging Agreement is a Permitted Hedging Agreement under the Credit Agreement.

SECTION 24.                  Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 11.5 of the Credit Agreement, and in the case of any such notice, request or other communication to a Grantor other than the Borrower, shall be given to it in care of the Borrower.

SECTION 25.                  No Implied Waivers; Remedies Not Exclusive.  No failure by the Administrative Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 26.                  Successors and Assigns.  The guarantees and Liens provided for in this Agreement are for the benefit of the Administrative Agent and the Secured Parties.  If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation, subject to the limitations set forth in the definitions for “Secured Hedging Agreements” and “Secured Cash Management Agreements”.  This Agreement shall be binding on each party hereto and their respective successors and assigns.

SECTION 27.                  Amendments and Waivers.  Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, with the consent of such Lenders as are required to consent thereto under Section 11.1 of the Credit Agreement.  No such waiver, amendment or modification shall be binding upon any Grantor, except with its written consent.

SECTION 28.                  Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 29.                  Waiver of Jury Trial.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 30.                  Severability.  If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 31.                  Conflicts with Loan Documents.  To the fullest extent possible, the terms and provisions of this Agreement shall be read together with the terms and provisions of each other Loan Document so that the terms and provisions of this Agreement do not conflict with the terms and provisions of any Loan Document; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of the Credit Agreement conflict with any terms or provisions of any Loan Document, including this Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided further that (i) the inclusion in this Agreement of terms and provisions as to rights or remedies in favor of the Administrative Agent related to Collateral and not expressly addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such rights or remedies contained herein shall be given full force and effect, and (ii) the inclusion in this Agreement of terms or provisions that are less restrictive to the Borrower or any Subsidiary thereof shall not be deemed to be in conflict with the Credit Agreement and all such terms and provisions contained herein shall be given full force and effect.

SECTION 32.                  Entire Agreement.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 33.                  Amendment and Restatement.  This Agreement is an amendment and restatement of the Existing Guarantee and Security Agreement and supersedes the Existing Guarantee and Security Agreement in its entirety; provided, however, that the execution and delivery of this Agreement shall not effect a novation of the Existing Guarantee and Security Agreement but shall be, to the fullest extent applicable, in modification, renewal, confirmation and extension of such Existing Guarantee and Security Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC, as Borrower

By:	/s/ Heath A. Hill
	Name:	Heath A. Hill
	Title:	Executive Vice President and Chief Financial Officer

ANTELOPE COAL LLC
ARROWHEAD I LLC
ARROWHEAD II LLC
ARROWHEAD III LLC
BIG METAL COAL CO. LLC
CABALLO ROJO LLC
CABALLO ROJO HOLDINGS LLC
CLOUD PEAK ENERGY INC.
CLOUD PEAK ENERGY SERVICES COMPANY
CLOUD PEAK ENERGY FINANCE CORP.
CLOUD PEAK ENERGY LOGISTICS LLC
CLOUD PEAK ENERGY LOGISTICS I LLC
CORDERO MINING LLC
CORDERO MINING HOLDINGS LLC
CORDERO OIL AND GAS LLC
KENNECOTT COAL SALES LLC
NERCO LLC
NERCO COAL LLC
NERCO COAL SALES LLC
PROSPECT LAND AND DEVELOPMENT LLC
RESOURCE DEVELOPMENT LLC
SEQUATCHIE VALLEY COAL CORPORATION
SPRING CREEK COAL LLC
WESTERN MINERALS LLC
YOUNGS CREEK HOLDINGS I LLC
YOUNGS CREEK HOLDINGS II LLC
YOUNGS CREEK MINING COMPANY, LLC,
as Guarantors

By:	/s/ Heath A. Hill
	Name:	Heath A. Hill
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Mahir J. Desai
	Name:	Mahir J. Desai
	Title:	Vice President